Exhibit 99.1

Proofpoint Announces Third Quarter 2019 Financial Results

Third Quarter Highlights

•	Total revenue of $227.4 million, up 23% year-over-year
•	Billings of $277.8 million, up 26% year-over-year
•	GAAP EPS of $(0.79) per share, Non-GAAP EPS of $0.49 per share
•	Operating cash flow of $68.6 million and free cash flow of $58.6 million
•	Increasing FY19 revenue and profitability guidance

SUNNYVALE, Calif., – October 24, 2019 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the third quarter ended September 30, 2019.

“The third quarter marked another strong quarter for Proofpoint,” stated Gary Steele, chief executive officer of Proofpoint. “Our people-centric approach to cybersecurity and compliance, our proven ability to identify and block advanced threats, and a favorable competitive environment all continue to be the main drivers of our success.  We are seeing further momentum with our bundling strategy and consistently high customer renewal rates which have us well-positioned to continue to drive attractive growth and increase our market share in the over $13 billion total addressable market that we’re pursuing.”

Third Quarter 2019 Financial Highlights

•	Revenue: Total revenue for the third quarter of 2019 was $227.4 million, an increase of 23%, compared to $184.2 million for the third quarter of 2018.
•	Billings: Total billings for the third quarter of 2019 were $277.8 million, an increase of 26%, compared to $221.4 million for the third quarter of 2018.
•

Gross Profit: GAAP gross profit for the third quarter of 2019 was $167.5 million compared to $133.2 million for the third quarter of 2018. Non-GAAP gross profit for the third quarter of 2019 was $181.0 million compared to $144.3 million for the third quarter of 2018. GAAP gross margin for the third quarter of 2019 was 74% compared to 72% for the third quarter of 2018. Non-GAAP gross margin for the third quarter of 2019 was 80% compared to 78% for the third quarter of 2018.

•

Operating Income (Loss): GAAP operating loss for the third quarter of 2019 was $(24.4) million compared to a loss of $(26.6) million for the third quarter of 2018. Non-GAAP operating income for the third quarter of 2019 was $33.9 million compared to $22.7 million for the third quarter of 2018.

•

Net Income (Loss): GAAP net loss for the third quarter of 2019 was $(44.3) million, or $(0.79) per share, based on 56.0 million weighted average shares outstanding. This compares to a GAAP net loss of $(36.1) million, or $(0.69) per share, based on 52.2 million weighted average shares outstanding for the third quarter of 2018. Note that this result also included a current and deferred GAAP tax expense of $17.6 million for the transfer of certain intellectual property from Israel to the United States in the third quarter of 2019 associated with the acquisition of Meta Networks.  Non-GAAP net income for the third quarter of 2019 was $29.8 million, or $0.49 per share, based on 61.2 million weighted average diluted shares outstanding. This result included a $6.1 million income tax expense, calculated using an effective rate of 17%, by applying the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations (C&DI 102.11) compared to the Company’s historical calculation methodology, and as disclosed on April 25, 2019. Non-GAAP earnings per share for the third quarter of 2019 and 2018 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.2 million and $0.3 million, respectively, was added back to net income as the “If-Converted” threshold during these periods was achieved.

•

Cash and Cash Flow: As of September 30, 2019, Proofpoint had cash, cash equivalents, and short-term investments of $1,051.5 million. The company generated $68.6 million in net cash from operations for the third quarter of 2019 compared to $64.7 million during the third quarter of 2018. The company’s free cash flow for the third quarter of 2019 was $58.6 million compared to $58.2 million for the third quarter of 2018.  Note that the cash tax payment for the transfer of certain intellectual property from Israel to the United States associated with the acquisition of Meta Networks did not occur in the third quarter and was subsequently paid in October.

“We are pleased with our ability to exceed expectations during the third quarter and once again demonstrate the strong operating leverage inherent within our financial model,” stated Paul Auvil, chief financial officer of Proofpoint. “The company remains well-positioned to execute our disciplined growth strategy given the ongoing investments we’re making in expanding our product portfolio for our customers and driving strong returns on behalf of our shareholders.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of October 24, 2019, Proofpoint is providing its fourth quarter and full year 2019 guidance as follows:

•

Fourth Quarter 2019 Guidance: Total revenue is expected to be in the range of $237.5 million to $239.5 million. Billings are expected to be in the range of $339.0 million to $343.0 million. GAAP gross margin is expected to be 73%. Non-GAAP gross margin is expected to be approximately 79%. GAAP net loss is expected to be in the range of $(32.7) million to $(28.2) million, or $(0.58) to $(0.50) per share, based on approximately 56.4 million weighted average diluted shares outstanding. Non-GAAP net income is expected to be in the range of $30.0 million to $32.0 million, or $0.47 to $0.50 per share, using 64.9 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. Free cash flow during the quarter is expected to be in the range of $58.2 million to $60.2 million, which includes an $8.4 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States as a result of the acquisition of Meta Networks. Excluding this tax payment, free cash flow guidance would have been $66.6 million to $68.6 million. Capital expenditures are expected to be approximately $14.2 million.

•

Full Year 2019 Guidance: Total revenue is expected to be in the range of $882.3 million to $884.3 million. Billings are expected to be in the range of $1,064.0 million to $1,068.0 million. GAAP gross margin is expected to be 73%. Non-GAAP gross margin is expected to be 79%. GAAP net loss is expected to be in the range of $(134.2) million to $(129.7) million, or $(2.40) to $(2.32) per share, based on approximately 55.9 million weighted average diluted shares outstanding. This estimate for GAAP net loss includes a GAAP tax expense of approximately $17.6 million for the transfer of certain intellectual property from Israel to the United States that occurred in the third quarter of 2019 associated with the acquisition of Meta Networks. Non-GAAP net income is expected to be in the range of $103.5 million to $105.5 million, or $1.72 to $1.75 per share, using 60.6 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11. Free cash flow is expected to be in the range of $200.5 million to $202.5 million, which includes an $8.4 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States as a result of the acquisition of Meta Networks. Excluding this tax payment, free cash flow guidance would have been $208.9 to $210.9 million. Capital expenditures are expected to be approximately $38.0 million.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2019. To access this call, dial (800) 239-9838 for the U.S. or Canada, or (929) 477-0448 for international callers, with conference ID #1877243. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through November 7, 2019, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #1877243.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2019, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Starting January 1, 2019, we changed the calculation of our non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three and nine months ended September 30, 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Subscription	$224,275	$181,505	$634,639	$509,311
Hardware and services	3,110	2,674	10,122	9,204
Total revenue	227,385	184,179	644,761	518,515
Cost of revenue:(1)(2)
Subscription	52,308	45,679	151,208	133,495
Hardware and services	7,573	5,258	21,744	15,271
Total cost of revenue	59,881	50,937	172,952	148,766
Gross profit	167,504	133,242	471,809	369,749
Operating expense:(1)(2)
Research and development	60,060	45,917	168,494	137,176
Sales and marketing	105,502	90,006	305,343	252,814
General and administrative	26,388	23,877	80,094	60,431
Total operating expense	191,950	159,800	553,931	450,421
Operating loss	(24,446)	(26,558)	(82,122)	(80,672)
Interest expense	(3,698)	(9,746)	(3,698)	(16,761)
Other income, net	2,180	224	3,565	941
Loss before income taxes	(25,964)	(36,080)	(82,255)	(96,492)
(Provision for) benefit from income taxes	(18,376)	20	(19,276)	13,978
Net loss	$(44,340)	$(36,060)	$(101,531)	$(82,514)
Net loss per share, basic and diluted	$(0.79)	$(0.69)	$(1.82)	$(1.61)
Weighted average shares outstanding, basic and diluted	56,014	52,184	55,708	51,214
(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$4,519	$3,503	$12,663	$10,402
Cost of hardware and services revenue	1,043	474	3,003	1,636
Research and development	13,735	9,678	37,756	29,699
Sales and marketing	16,515	13,191	46,068	37,075
General and administrative	9,871	11,250	32,864	24,153
Total stock-based compensation expense	$45,683	$38,096	$132,354	$102,965
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$7,886	$7,121	$22,153	$20,141
Research and development	—	15	—	45
Sales and marketing	3,632	3,982	10,803	10,379
Total intangible amortization expense	$11,518	$11,118	$32,956	$30,565

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,020,183	$185,392
Short-term investments	31,327	46,307
Accounts receivable, net	204,769	199,194
Inventory	425	481
Deferred product costs	2,078	1,800
Deferred commissions	42,473	37,391
Prepaid expenses and other current assets	19,053	16,872
Total current assets	1,320,308	487,437
Property and equipment, net	70,285	70,627
Operating lease right-of-use assets	53,719	—
Long-term deferred product costs	349	303
Goodwill	543,143	460,425
Intangible assets, net	124,689	136,645
Long-term deferred commissions	79,488	69,989
Other assets	16,045	7,592
Total assets	$2,208,026	$1,233,018
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,819	$20,237
Accrued liabilities	103,573	90,719
Deferred rent	—	829
Operating lease liabilities	20,529	—
Deferred revenue	542,429	490,296
Total current liabilities	684,350	602,081
Convertible senior notes	741,367	—
Long-term deferred rent	—	3,757
Long-term operating lease liabilities	36,835	—
Other long-term liabilities	18,571	6,812
Long-term deferred revenue	132,174	107,834
Total liabilities	1,613,297	720,484
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 56,204 and 55,149 shares issued and outstanding at September 30, 2019, and December 31, 2018, respectively	6	6
Additional paid-in capital	1,291,580	1,107,953
Accumulated other comprehensive income (loss)	3	(7)
Accumulated deficit	(696,860)	(595,418)
Total stockholders’ equity	594,729	512,534
Total liabilities and stockholders’ equity	$2,208,026	$1,233,018

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities
Net loss	$(44,340)	$(36,060)	$(101,531)	$(82,514)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,220	19,437	58,457	54,315
Stock-based compensation	45,683	38,096	132,354	102,965
Change in fair value of contingent consideration	—	—	—	(79)
Amortization of debt issuance costs and accretion of debt discount	3,455	2,230	3,455	8,383
Amortization of deferred commissions	12,763	9,413	36,434	26,121
Noncash lease costs	5,869	—	17,216	—
Loss on conversion of convertible notes	—	7,207	—	7,207
Deferred income taxes	(1,884)	(373)	(2,494)	(15,269)
Other	627	327	1,594	1,147
Changes in assets and liabilities:
Accounts receivable	(34,069)	(3,476)	(6,209)	(26,501)
Inventory	(69)	29	55	359
Deferred products costs	(229)	(51)	(324)	(304)
Deferred commissions	(20,036)	(19,289)	(51,014)	(41,218)
Prepaid expenses	2,199	270	(5,496)	(2,344)
Other current assets	55	(445)	514	1,212
Long-term assets	(253)	(102)	(876)	248
Accounts payable	559	(1,555)	(2,607)	2,655
Accrued liabilities	38,401	14,977	28,030	10,479
Deferred rent	—	(32)	—	29
Operating lease liabilities	(6,477)	—	(17,925)	—
Deferred revenue	46,124	34,101	76,474	82,799
Net cash provided by operating activities	68,598	64,704	166,107	129,690
Cash flows from investing activities
Proceeds from maturities of short-term investments	26,853	13,805	81,902	51,237
Proceeds from sales of short-term investments	—	—	—	11,931
Purchase of short-term investments	(25,268)	(23,763)	(67,036)	(47,457)
Purchase of property and equipment	(10,006)	(6,497)	(23,856)	(23,108)
Receipts from escrow account	—	2,766	—	3,321
Acquisitions of business, net of cash acquired	—	—	(104,503)	(223,786)
Net cash used in investing activities	(8,421)	(13,689)	(113,493)	(227,862)
Cash flows from financing activities
Proceeds from issuance of common stock	827	2,897	15,518	15,898
Withholding taxes related to restricted stock net share settlement	(6,585)	(7,327)	(41,590)	(41,967)
Proceeds from issuance of convertible senior notes, net of costs	901,293	—	901,293	—
Purchase of capped calls	(84,640)	—	(84,640)	—
Repayments of equipment loans and capital lease obligations	—	(13)	—	(29)
Repayment of convertible notes	—	(142)	—	(142)
Contingent consideration payment	—	—	—	(555)
Net cash provided by (used in) financing activities	810,895	(4,585)	790,581	(26,795)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(584)	(139)	(505)	(352)
Net increase (decrease) in cash, cash equivalents and restricted cash	870,488	46,291	842,690	(125,319)
Cash, cash equivalents and restricted cash
Beginning of period	158,354	115,050	186,152	286,660
End of period	$1,028,842	$161,341	$1,028,842	$161,341

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

GAAP gross profit	$167,504	$133,242	$471,809	$369,749
GAAP gross margin	74%	72%	73%	71%
Plus:
Stock-based compensation expense	5,562	3,977	15,666	12,038
Intangible amortization expense	7,886	7,121	22,153	20,141
Non-GAAP gross profit	180,952	144,340	509,628	401,928
Non-GAAP gross margin	80%	78%	79%	78%

GAAP operating loss	(24,446)	(26,558)	(82,122)	(80,672)
Plus:
Stock-based compensation expense	45,683	38,096	132,354	102,965
Intangible amortization expense	11,518	11,118	32,956	30,565
Acquisition-related expenses	56	—	909	1,433
Litigation-related expenses	1,127	—	1,127	—
Non-GAAP operating income	33,938	22,656	85,224	54,291

GAAP net loss	(44,340)	(36,060)	(101,531)	(82,514)
Plus:
Stock-based compensation expense	45,683	38,096	132,354	102,965
Intangible amortization expense	11,518	11,118	32,956	30,565
Acquisition-related expenses	56	—	909	1,433
Litigation-related expenses	1,127	—	1,127	—
Interest expense - debt discount and issuance costs	3,455	2,230	3,455	8,383
Loss on conversion of convertible notes	—	7,207	—	7,207
Income tax expense (1)	12,277	26	4,223	(14,668)
Non-GAAP net income	29,776	22,617	73,493	53,371
Add interest expense of convertible senior notes, net of tax (2)	243	309	243	1,172
Numerator for non-GAAP EPS calculation	$30,019	$22,926	$73,736	$54,543
Non-GAAP net income per share - diluted	$0.49	$0.40	$1.25	$0.96

GAAP weighted-average shares used to compute net loss per share, diluted	56,014	52,184	55,708	51,214
Dilutive effect of convertible senior notes (2)	2,533	2,099	854	2,649
Dilutive effect of employee equity incentive plan awards (3)	2,617	2,767	2,604	3,044
Non-GAAP weighted-average shares used to compute net income per share, diluted	61,164	57,050	59,166	56,907

(1) Starting January 1, 2019, the Company changed the calculation of its non-GAAP provision for income taxes in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations. The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three and nine months ended September 30, 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. For the three and nine months ended September 30, 2018, only GAAP deferred tax expenses or benefits related to the amortization of intangible assets and deferred tax benefits related to changes in the Company's valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the nine months ended September 30, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition.

(2) The company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total revenue	$227,385	$184,179	$644,761	$518,515
Deferred revenue and customer prepayments
Ending	688,105	534,309	688,105	534,309
Beginning	635,450	496,315	605,073	431,371
Net Change	52,655	37,994	83,032	102,938
Unbilled accounts receivable
Ending	4,060	1,886	4,060	1,886
Beginning	1,861	1,090	1,276	603
Net Change	(2,199)	(796)	(2,784)	(1,283)
Less:
Deferred revenue contributed by acquisitions	—	—	—	(14,700)
Billings	$277,841	$221,377	$725,009	$605,470

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP cash flows provided by operating activities	$68,598	$64,704	$166,107	$129,690
Less:
Purchases of property and equipment	(10,006)	(6,497)	(23,856)	(23,108)
Non-GAAP free cash flows	$58,592	$58,207	$142,251	$106,582

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Advanced Threat	$164,182	$156,569	$151,325	$147,367	$137,953	$129,208
Compliance	63,203	57,870	51,612	51,112	46,226	42,667
Total revenue	$227,385	$214,439	$202,937	$198,479	$184,179	$171,875

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	December 31,	December 31,
	2019	2019

Total revenue	$237.5 - $239.5	$882.3 - $884.3

GAAP gross profit	174.2 - 175.7	646.0 - 647.5
GAAP gross margin	73%	73%
Plus:
Stock-based compensation expense	5.6 - 5.3	21.3 - 21.0
Intangible amortization expense	7.8	29.9
Non-GAAP gross profit	187.6 - 188.8	697.2 - 698.4
Non-GAAP gross margin	79%	79%

GAAP net loss	(32.7) - (28.2)	(134.2) - (129.7)
Plus:
Stock-based compensation expense	47.7 - 45.7	180.1- 178.1
Intangible amortization expense	11.3	44.3
Acquisition-related expenses	—	0.9
Litigation-related expenses	0.5	1.6
Interest expense - debt discount and issuance costs	8.3	11.7
Income tax expense	(5.1) - (5.6)	(0.9) - (1.4)
Non-GAAP net income	30.0 - 32.0	103.5 - 105.5
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.6	0.8
Numerator for non-GAAP EPS calculation	$30.6 - $32.6	$104.3 - $106.3
Non-GAAP net income per share - diluted	$0.47 - $0.50	$1.72 - $1.75
Non-GAAP weighted-average shares used to compute net income per share, diluted	64.9	60.6

	Three Months Ending	Year Ending
	December 31,	December 31,
	2019	2019

GAAP cash flows provided by operating activities	$72.4 - $74.4	$238.5 - $240.5
Less:
Purchases of property and equipment	(14.2)	(38.0)
Non-GAAP free cash flows	$58.2 - $60.2	$200.5 - $202.5

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com